Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated June 27, 2008, relating to the financial statements of Star Bulk Carriers Corp. and of our report dated June 27, 2008 relating to internal control over financial reporting (which expresses an adverse opinion on the effectiveness of Star Bulk Carriers Corp. internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 20-F of Star Bulk Carriers Corp. for the year ended December 31, 2007, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Hadjipavlou Sofianos & Cambanis S.A.
Athens, Greece
January 20, 2009